EXHIBIT 4(A)

FARM-OUT AGREEMENT

CANADIAN SUPERIOR
ENERGY INC.

December 30, 2005

Challenger Energy Corp.

Suite 1000, 400 – 3rd Avenue S.W. Calgary, Alberta

T2P 4H2

Dear Sir:

Re: Amended and Restated Farmout and Option Agreement

WHEREAS, effective November 17, 2004 Canadian Superior Energy Inc. (“Canadian Superior”) and Challenger Energy Corp. (“CNE”) entered into an agreement (the “Prior Mariner Agreement”) for the purpose of establishing the terms and conditions on which Canadian Superior and CNE jointly participate in the drilling of the Mariner Test Well, may jointly participate in the Option Well(s) (as such terms are hereinafter defined), and under which CNE acquired a right to participate in certain projects located in the Republic of Trinidad and Tobago;

AND WHEREAS, in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend and restate the terms of the Prior Mariner Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto do covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

Capitalized words and phrases used in this Agreement, including in the recitals hereto and the Schedules, have the meaning set forth in this Section 1.1, namely:

(a)                                  “Abandon” means the proper plugging and abandonment of the Mariner Test Well, including the salvage of salvageable material and equipment therefrom and the restoration of the well site, all in accordance with the Regulations and good offshore oilfield practices;

(b)                                 “Accord Acts” means, collectively, the Canada-Nova Scotia. Offshore Petroleum Resources Accord Implementation Act, S.N.S 1988, c. 28, and the Canada-Nova Scotia Offshore Petroleum Resources Accord Implementation Act, S.C. 1988, c. 28, as amended from time to time, and includes any successor Regulations thereto, in whole or in part;

(c)                                  “After Earned Interest” means with respect to CNE an undivided twenty five percent (25%) interest and with respect to Canadian Superior an undivided seventy five percent (75%) interest;

(d)                                 “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(e)                                  “Ardal Overriding Royalty” means the 0.5% gross overriding royalty pertaining to the Mariner Lands granted by Canadian Superior to Ardal Petroleum Inc. under a certain Purchase of Exploration Prospects and Participation Agreement between Canadian Superior and Ardal Petroleum Inc. dated September 21, 2000 (a copy of such agreement is attached as Schedule “C” hereto);

(f)                                    “Business Day” means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta;

(g)                                 “Cap” means the installation of such production-quality casing, plugs and equipment as are necessary to enable the well to be used for the production of Petroleum Substances at a later date;

(h)                                 “CNSOPB” means the Canada-Nova Scotia Offshore Petroleum Board constituted pursuant to the Accord Acts, and includes any successor body or agency thereto;

(i)                                     “Earning Period” means the period during which CNE has the right to earn the Mariner Farmout Interest pursuant hereto, which period commences on the Effective Date and expires on the time at which earning thereof occurs and subject to any earlier termination of this Agreement by a Party in accordance with its right to do so as may be provided herein;

(j)                                     “Effective Date” means November 17, 2004;

(k)                                  “Farmout” has the meaning ascribed thereto in Section 2.1;

(1)                                  “Financial Responsibility Guidelines” means the Guidelines Respecting Financial Responsibility Requirements for Work or Activity in the Newfoundland and Nova Scotia Offshore Areas, dated December 2000 and issued by the CNSOPB, as the same may be amended from time to time and includes any replacement guidelines issued therefor;

(m)                               “Initial Drilling Program” means the drilling and Capping or Abandoning of the Mariner Test Well subject to and in accordance with the Regulations, the Mariner Licence and the terms and conditions of this Agreement;

(n)                                 “Marauder Licence” means Exploration Licence 2415 issued by the CNSOPB in the name of and beneficially held 100% by Canadian Superior, as more particularly described in Part 2 of Schedule “A” hereto;

(o)                                 “Marauder Farmout Interest” means an undivided twenty five percent (25%) interest in and to the Marauder Licence and the applicable portion of the Option Lands;

(p)                                 “Marconi Licence” means Exploration Licence 2416 issued by the CNSOPB in the name of and beneficially held 100% by Canadian Superior, as more particularly described in Part 3 of Schedule “A” hereto;

(q)                                 “Marconi Farmout Interest” means an undivided twenty five percent (25%) interest in and to the Marconi Licence and the applicable portion of the Option Lands;

(r)                                    “Mariner Licence” means Exploration Licence 2409 issued by the CNSOPB in the name of and beneficially held 100% by Canadian Superior, as more particularly described in Part 1 of Schedule “A” hereto;

(s)                                  “Mariner Farmout Interest” means an undivided twenty five percent (25%) interest in and to the Mariner Licence and the Mariner Lands;

(t)                                    “Mariner Lands” means all lands within and subject to the Mariner Licence;

(u)                                 “Mariner Test Well” means the initial well to be drilled to the Test Well Depth at the following coordinates on the Mariner Lands (or, if drilling at such location is not possible or practical in the circumstances, the most proximate location thereto at which drilling is both possible and practical in the circumstances):

NAD 1983 – Canada	Latitude:	44°03’32.1709”N
	Longitude:	59°38’46.1338”W
	Northing:	4883889.4
	Easting:	768631.00
	(UTM Zone 20)

(v)                                 “Operating Agreement” means the 2002 Model Form International Operating Agreement distributed by the Association of International Petroleum Negotiators (“AIPN”) along with the 2004 AIPN Model Form International Accounting Procedure (“Accounting Procedure”) copies of which are attached and marked as Schedule “B” hereto with specific agreed upon elections indicated in the documents;

(w)                               “Option Lands” means all lands within and subject to the Marauder Licence and/or the Marconi Licence, if applicable;

(x)                                   “Participating Interest” means, subject to the provisions of this Agreement applicable thereto, Canadian Superior and potential partners as to an undivided 66.67% interest and CNE as to an undivided 33.33% interest;

(y)                                 “Party” means a party bound by this Agreement;

(z)                                   “Permitted Encumbrances” means:

(i)                                     the royalties payable or royalty share deliverable pursuant to the Regulations;

(ii)                                  the Ardal Overriding Royalty;

(iii)                               the terms and conditions of the Mariner Licence;

(iv)                              liens, privileges or other encumbrances imposed or permitted by the Regulations such as carriers’ liens, warehousemen’s liens, builders’ liens and other liens, privileges or other charges of a similar nature; provided such liens, privileges and other charges relate to obligations not due or delinquent;

(v)                                 liens for taxes, assessments, duties, fees, premiums, imposts, levies and other charges imposed by any Regulatory Authority that are not at such date due or delinquent or the validity of which is being contested at the time in good faith by appropriate proceedings diligently conducted and there is no imminent risk of forfeiture;

(vi)                              public and statutory obligations which are not due or delinquent or the validity of which is being contested at the time in good faith by appropriate proceedings diligently conducted and such obligations do not cause a material adverse effect on the Parties; and

(vii)                           liens, privileges or other encumbrances imposed or created in respect of Royalties;

(aa)                            “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(bb)                          “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(cc)                            “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(dd)                          “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the Mariner Licence or otherwise in relation to the subject matter hereof, including without limitation the CNSOPB;

(ee)                            “Rig Release” means the point in time at which the Parties cease incurring costs to the drilling contractor in respect of the Mariner Test Well provided that if a delineation well is drilled from the same surface location as the Test Well then in such event “Rig Release” shall mean the point in time that the repositioning of the rig derrick occurs in order to drill such delineation well without moving the hull of the rig;

(ff)                                “Rights Issuance” means the proposed issuance by CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(gg)                          “Subject Interest” means an undivided 100% interest in and to the Mariner Land and the Option Lands;

(hh)                          “Test” means an operation, conducted to the reasonable satisfaction of the Parties and any Regulatory Authority, undertaken in respect of the Mariner Test Well to evaluate the presence of Petroleum Substances in an interpreted geological structure or stratigraphic trap and to evaluate the capacity thereof to produce Petroleum Substances from the Mariner Test Well;

(ii)                                  “Test Well Depth” means a minimum of 5000 metres subsea or such other depth as the Parties mutually agree upon;

(jj)                                  “Title Documents” means any and all documents of title, including but not limited to the Mariner Licence, the Marauder Licence and the Marconi Licence, under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Mariner Lands and Option Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefor in whole or in part, from time to time; and

(kk)                            “Well Data” means, with respect to the Mariner Test Well and any Option Well, all data gathered in connection with the Initial Drilling Program, drilling, logging, Capping and Abandonment and Test, if applicable.

1.2                                                                               Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)                                 references to an Article, Section or Schedule are references to an Article, Section or Schedule, as the case may be, in this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)                                 all monetary amounts are expressed in Canadian currency;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)                                    time shall be of the essence; and

(g)                                 where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3                                                                               Business Day

If, pursuant to this Agreement, a notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such notice may be given or such action may be taken on the next succeeding Business Day.

1.4                                                                               Governing Law and Attornment

Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Regulations applicable in the Province of Alberta and the federal laws of Canada applicable therein, provided that those Regulations of the Province of Nova Scotia governing the Mariner Licence, the Marauder Licence and the Marconi Licence shall be applied in accordance with their terms. Subject thereto, the Parties hereby expressly attorn to the jurisdiction of the Courts of Alberta, and all Courts of

Appeal therefrom, with respect to all matters or disputes pertaining to or arising out of this Agreement, the rights and obligations of the Parties hereunder or the subject matter hereof in this regard any choice of law principles applicable in the Province of Alberta shall not be applied to exclude the jurisdiction of the Courts of Alberta with respect hereto.

1.5                                                                               Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6                                                                               Schedule

The following Schedules is attached to and forms part of this Agreement:

Schedule “A”	Mariner Licence, Marauder Licence and Marconi Licence
Schedule “B”	Operating Agreement with Accounting Procedure
Schedule “C”	Ardal Overriding Royalty Agreement
Schedule “D”	Block 5(c) Participation
Schedule “E”	MGB Participation

1.7                                                                               Harmonized Taxes

Subject to the remaining provisions of this Section 1.7, CNE acknowledges that it is responsible for paying any federal Goods and Services Tax (“GST”) or other taxes (other than income taxes), fees, charges or assessments which may be imposed by any governmental authority (such GST and other taxes hereinafter collectively referred to as “Taxes”) and which may be payable in connection with any operations or other activities carried out pursuant to this Agreement. Prior to earning the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, CNE and Canadian Superior shall each be responsible for and shall pay its Participating Interest of all Taxes payable in connection with operations or activities carried out on or in respect of the Mariner Lands and the Option Lands, if applicable.

After earning the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, Canadian Superior and CNE shall be responsible for and shall pay their After Earned Interest share of all such Taxes. The Parties agree to elect in prescribed form (and to file the same if required) pursuant to subsection 273(1) of the Excise Tax Act (Canada), and any comparable provisions applicable under the Regulations of Nova Scotia, such that the Operator shall, for and on behalf of the Parties, administer all transactions arising out of or pertaining to operations conducted pursuant hereto and that are subject to the GST and provincial sales tax harmonized therewith, and the Operator shall collect all amounts or make all payments relating thereto as applicable. Each Party hereby agrees to be bound by such election, when made, for the duration of the term of this Agreement and the Operating Agreement, provided that if a Party elects to take its After Earned Interest share of Petroleum Substances in kind, such GST and other harmonized sales tax election shall be revoked or remade to allow such Party to administer such transactions and payments related to that portion of production taken in kind that were the responsibility of the Operator. All references to “Operator” in this Section 1.7 shall be interpreted to mean the Test Well Operator under this Agreement at all times prior to the Operating Agreement coming into effect.

ARTICLE 2
FARMOUT

2.1                                                                               Agreement to Farmout

Canadian Superior hereby agrees to farmout (the “Farmout”) all of its right, title, estate and interest in and to the Mariner Farmout Interest, the Marauder Farmout Interest and the Marconi Farmout Interest to CNE in accordance with and subject to the terms and conditions set forth herein.

ARTICLE 3
CNE TRINIDAD RIGHTS

3.1                                                                               Agreement to Enter into Participation Agreements

Canadian Superior and CNE hereby agree to execute contemporaneously with this Agreement the following two agreements: i) an Amended and Restated Participation Agreement dated December 30, 2005 concerning Block 5(c), (as defined in such agreement), a copy of which is attached as Schedule “D” hereto (“Block 5(c) Participation”), and; ii) an Amended and Restated Participation in a Farmout Agreement dated December 30, 2005 concerning the Mayaro Bay Lands and the Guayaguayare Bay Lands (as such terms are defined in such agreement), a copy of which is attached as Schedule “E” hereto (“MGB Participation”).

ARTICLE 4
WARRANTY OF TITLE

4.1                                                                               Title Documents and Warranty

(a)                                  CNE acknowledges that it has examined and is satisfied with the Title Documents, including but not limited to all indicia of Canadian Superior’s title to the Lands, Option Lands and Licences.

(b)                                 Canadian Superior does not convey, purport, promise, represent or agree to convey to CNE any better right, title or interest in and to any of the Mariner Lands, Mariner Licence, Marauder Licence, Marconi Licence or the Option Lands than that which it now has by virtue of its interest therein and thereto as conferred by the Title Documents, provided that Canadian Superior does represent and warrant to CNE that Canadian Superior:

(i)            has not encumbered the Mariner Farmout Interest, the Marauder Farmout Interest or the Marconi Farmout Interest in any manner except for the Permitted Encumbrances;

(ii)           has not, as of the Effective Date, received any notice of default in respect of the Mariner Licence, the Marauder Licence or the Marconi Licence from any Regulatory Authority under the Regulations in respect thereof; and

(iii)          has complied with all of the terms of the Title Documents in all material respects and has not received any notice from any Person to the contrary.

(c)                                  During the Earning Period in respect of the Subject Interest, and thereafter in respect of the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents, the Mariner Lands or the Option Lands become encumbered (other than by a Permitted Encumbrance) in such a way as to adversely affect any of them or make them or the Mariner Lands, Mariner Licence, Option Lands, Marauder Licence or the Marconi Licence subject to termination or forfeiture in any respect.

(d)                                 Except as otherwise provided herein, if the interest of any Party in the Subject Interest or the Title Documents is now or hereafter becomes encumbered by any royalty, overriding royalty, production payment or other charge, burden or encumbrance, such charge, burden or encumbrance shall be charged to and paid entirely by the Party whose interest is or becomes so encumbered.

ARTICLE 5
TEST WELL AND EARNING

5.1                                                                               Commitment to Drill Test Well

Subject to rig availability and approval of the CNSOPB (both of which Canadian Superior shall pursue with reasonable commercial diligence), on or before September 30, 2007, the Parties shall commence drilling the Mariner Test Well. The Mariner Test Well shall be drilled to the Test Well Depth and shall be continuously drilled and Capped or Abandoned in accordance with the terms of this Agreement, the Regulations and good offshore oilfield practices. Each Party shall be responsible for and shall pay its Participating interest share of the costs and expenses associated with the Initial Drilling Program as follows:

(a)                                  CNE shall pay its Participating Interest share of the projected dry hole cost of the Mariner Test Well not less than 10 days prior to the spud date of such well; and

(b)                                 CNE shall pay its Participating Interest share of the balance of the costs and expenses associated with the Initial Drilling Program on a cash call basis.

If Canadian Superior and CNE mutually elect to drill the Mariner Test Well to a depth greater than the Test Well Depth, each Party shall continue to he responsible for and shall pay its Participating Interest share of the costs and expenses associated with drilling the Mariner Test Well to such greater depth and thereafter Capping or Abandoning the Mariner Test Well. If the Parties mutually agree to Test the Mariner Test Well the cost of such operation shall be borne by the Parties in accordance to their Participating Interest.

5.2                                                                               Financial Contributions

Each of the Parties shall be responsible for posting or depositing with the appropriate Regulatory Authority their respective Participating Interest of all financial assurances as may be required under or pursuant to the Financial Responsibility Guidelines and the Regulations in connection with the drilling of the Mariner Test Well. The Parties shall, acting jointly and in a commercially reasonable manner in the circumstances, determine the manner in which their respective Participating Interest of such financial assurances are provided which may include:

(i)            each of CNE and Canadian Superior posting its respective Participating Interest share of such financial assurances directly with such Regulatory Authority;

(ii)           Canadian Superior posting 100% of such financial assurances and CNE reimbursing its Participating Interest share thereof to Canadian Superior; or

(iii)                               a combination of subparagraphs (i) and (ii) above.

5.3                                                                               Earning of Mariner Farmout Interest

Once CNE has fully complied with its obligations set forth in this Article 5 and provided that it is not in default of any of its other obligations contained in this Agreement, once Rig Release occurs at the Mariner Test Well, CNE shall have earned the Mariner Farmout Interest, subject at all times to the Permitted Encumbrances. Thereafter, except as otherwise provided herein, all operations conducted by the Parties on or in respect of the Mariner Lands shall be shared by the Parties on the basis of their respective After Earned Interests therein and shall be governed by and conducted in accordance with the Operating Agreement. PROVIDED THAT in the event that CNE fails to pay when due the amount required pursuant to clause 5.1(a) above, this Agreement shall terminate without further notice, and CNE shall have forfeited its right to earn any interest hereunder.

ARTICLE 6
SEISMIC DATA

6.1                                                                               Canadian  Superior Seismic Data

Provided that CNE has fulfilled its obligations with respect to the Mariner Test Well and that it is not in default of any of its other obligations contained in this Agreement, CNE shall have the right to a copy of, but not an ownership interest in, all proprietary seismic data owned by Canadian Superior as of the Effective Date and located on the Mariner Land.

6.2                                                                               Third Party Trade Seismic Data

CNE acknowledges that Canadian Superior may be obligated to acquire one or more licensed copies of other non-proprietary seismic data owned by Geophysical Service Incorporated for CNE in respect of the Mariner Land and Option Land. CNE agrees that it shall (i) be responsible for and shall pay all fees required to obtain such copies and (ii) execute and deliver all agreements or other documents that may be required in connection therewith.

ARTICLE 7
OPTION TO PARTICIPATE IN MARCONI AND MARAUDER

7.1                                                                               Option

Provided CNE has earned the Mariner Farmout Interest, CNE shall have the option, but not the obligation, to elect to participate in the drilling of a well on the Option Lands to earn an interest in the Option Lands. Prior to drilling or causing a well to be drilled on the Option Land (“Option Well”), Canadian Superior shall provide CNE written notice of such intention to drill or cause a well to be drilled (“Well Notice”). The Well Notice shall contain all relevant information necessary for CNE to make an informed decision to participate or not in the particular Option Well including but not limited to: a geological and geophysical discussion along with supporting data, economic data, expected well performance data, expected reservoir data, exact location, detailed cost estimate, estimate of commencement date, estimated duration of the drilling operation and expected total depth. Within 120 days from receipt of delivery of each Well Notice, CNE shall have the option to elect, by written notice to Canadian Superior, to either:

(a)                                  participate for its Participating Interest in the Option Well(s) on a well by well basis; or

(b)                                 terminate such option to participate in such Option Well.

7.2                                                                               Interests of Parties in the Event CNE Participates in Option Well(s)

In the event CNE elected pursuant to Section 7.1 (a) of this Agreement and once CNE participates in the drilling, Capping or Abandoning of the applicable Option Well for its Participating Interest then once Rig Release occurs at the Option Well, CNE shall have earned the Marauder Farmout Interest if the Option Well is located on the Marauder Licence or the Marconi Farmout Interest if the Option Well is located on the Marconi Licence, subject at all times to the Permitted Encumbrances. Thereafter, except as otherwise provided herein, all operations conducted by the Parties on or in respect of the Option Lands, shall be shared by the Parties on the basis of their respective After Earned Interest therein and shall be governed by and conducted in accordance with the Operating Agreement.

7.3                                                                               Option to Participate in Seismic Program(s)

After the Effective Date, in the event Canadian Superior acquires proprietary or trade seismic data over the Option Lands, CNE shall have the option, but not the obligation, to elect to participate in the acquisition of such seismic data. Prior to acquiring proprietary or trade seismic data on the Option Land (“Option Seismic”), Canadian Superior shall provide CNE written notice of its intention to acquire such Option Seismic (“Seismic Notice”). The Seismic Notice shall contain all relevant information necessary for CNE to make an informed decision to participate or not in the acquisition of the particular Option Seismic including but not limited to: a geological and geophysical discussion along with supporting data, economic data, vendor information, acquisition parameters, exact location of the data, detailed cost estimate, estimate of commencement date, and estimated duration of the acquisition operation (if applicable). Within 120 days from receipt of delivery of each Seismic Notice, CNE shall have the option to elect, by written notice to Canadian Superior, to either:

(a)                                  participate for its Participating Interest in the Option Seismic on a case by case basis; or

(b)                                 terminate such option to participate in such Option Seismic.

ARTICLE 8
TITLE AND OPERATIONAL MATTERS

8.1                                                                               Transfer and Registration of Farmout Interests

(a)                                  Once CNE has earned the Mariner Farmout Interest in accordance with the terms of this Agreement, and provided that CNE is not in default of any of its obligations hereunder, Canadian Superior shall, by documentation in form and content acceptable to CNE acting reasonably, convey the Mariner Farmout Interest to CNE.

(b)                                 Once CNE has earned the Marauder Farmout Interest and/or the Marconi Farmout Interest in accordance with the terms of this Agreement, and provided that CNE is not in default of any of its obligations hereunder, Canadian Superior shall, by documentation in form and content acceptable to CNE acting reasonably, convey either or both the Marauder Farmout Interest and/or the Marconi Farmout Interest, as applicable, to CNE.

(c)                                  In addition to the conveyance contemplated in Section 8.1 (a) and (b), once CNE has earned the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, Canadian Superior shall, subject to the Regulations, use all commercially reasonable efforts in the circumstances to have CNE recognised with the appropriate Regulatory Authority in the Mariner Licence and if applicable and/or the Marauder Licence and/or the Marconi Licence, together with any other Title Documents that may be applicable thereto. Canadian Superior makes no representations or warranties as to when or if such recognition will occur. Until CNE becomes a recognised party in and to the Mariner Licence, the Marauder Licence, and the Marconi Licence and any other Title Document applicable thereto, Canadian Superior shall hold, as bare trustee and on and subject to the terms and conditions set forth in this Agreement and any terms of the Regulations applicable thereto, the applicable beneficial interest therein earned by CNE pursuant to this Agreement.

8.2                                                                               Operation of Mariner Test Well and Option Well(s)

(a)                                  The Parties hereby appoint Canadian Superior as the operator of the Mariner Test Well and any and all Option Well(s) (the “Test Well Operator”). Canadian Superior shall properly perform and discharge its duties and obligations as Test Well Operator in accordance with the terms of this Agreement, the Regulations, and good offshore oilfield practices

8.3                                                                               Test Well Operator’s Authority

Subject to the terms and conditions of this Agreement, and prior to CNE earning the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, as applicable the following provisions of the Operating Agreement shall apply to the drilling of the Mariner Test Well and the Option Well(s) together with any associated operations conducted under this Agreement on the Mariner Lands and Option Lands:

Article 1	Definitions (to the extent required for interpretation of the relevant provisions of the Operating Agreement adopted by this Section 8.3)

Article 4	Operator

Article 8	Default

Article 14	Relationship of Parties

Article 15	Venture Information

Article 16	Force Majeure

Accounting Procedure	Entire Document

8.4                                                                               Subsequent Operations

Once CNE has earned the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, as applicable, and provided that CNE is not in default of any of its obligations hereunder at the relevant time, the Parties shall appoint Canadian Superior as the operator in respect of the Mariner Lands and/or the Option Lands together with all other subsequent operations conducted thereon, in all cases subject to the provisions of the Operating Agreement. Canadian Superior shall accept such appointment and covenants that it shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of the Operating Agreement, the Regulations and good offshore oilfield practices.

8.5                                                                               Exchange of Information

(a)                                  Canadian Superior shall provide all Well Data to CNE upon such Well Data immediately upon being available to Canadian Superior.

(b)                                 In addition, upon reasonable notice from CNE, Canadian Superior shall allow authorized representatives of CNE access to the site of the Mariner Test Well and any Option Well, including platform floor access privileges, at CNE’s sole cost, risk and expense.

ARTICLE 9
TERMINATION

9.1                                                                               Termination by Canadian Superior

Canadian Superior may, by Notice to CNE, terminate this Agreement if:

(a)                                  CNE fails to participate in the drilling of the Mariner Test Well; or

(b)                                 CNE is in default of any of the other material terms and conditions of this Agreement and CNE has not remedied such default within thirty (30) Business Days after receipt of Notice thereof from Canadian Superior. PROVIDED THAT in the case of an alleged monetary default Canadian Superior shall be entitled to deliver such Notice of Default only if CNE has failed to pay within 30 days any amount due to be paid by it pursuant to the provisions of this Agreement.

(c)                                  Notwithstanding the foregoing, upon earning by the CNE of any interest available to it pursuant to this Agreement, the default provisions of the Operating Agreement shall apply to all further operations in respect of such earned interest(s) and the respective obligations of the parties in relation thereto.

9.2                                                                               Termination by CNE

CNE may, by Notice to CNE, terminate this Agreement if Canadian Superior fails to commence drilling operations on the Mariner Test Well on or before September 30, 2007.

9.3                                                                               Consequences of Termination

Termination of this Agreement shall not affect any of the obligations and liabilities of the Parties arising, accrued or accruing at or prior to the time of termination.

ARTICLE 10
NOTICES

10.1                                                                        Notice

All demands, notices or other communications to be given in connection with this Agreement (“Notice”) shall be in writing and shall be sufficiently given or made if:

(a)                                  delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

(b)                                 sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Energy Inc.:	Suite 3300, 400 - 3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President
	Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 – 3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President

	Fax No.:	(403) 216-2374

10.2                                                                        Deemed Delivery

Any Notice given or made in the manner set forth in Section 10.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m., Calgary time, and, if not, on the first Business Day thereafter.

10.3                                                                        Change of Address

A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 10.1.

ARTICLE 11
LIABILITY AND INDEMNITY

11.1                                                                        Liability of and Indemnification

(a)                                  CNE shall be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever, excepting consequential damages, which Canadian Superior may suffer, sustain, pay or incur and, as a separate and independent covenant, shall indemnify and save harmless Canadian Superior from and against all actions, proceedings, claims demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by Canadian Superior or which it may sustain, pay or incur by reason of any matter or thing arising out of or in any way attributable to the gross negligence or wilful or wanton misconduct of CNE in respect of operations carried on by CNE, its servants, agents, employees, independent contractors, licencees or other workers or representatives of any kind in respect of the Mariner Test Well and/or any Option Well.

(b)                                 Canadian Superior shall be liable to CNE for all losses, costs, damages and expenses whatsoever, excepting consequential damages, which CNE may suffer, sustain, pay or incur and, as a separate and independent covenant, shall indemnify and save harmless CNE from and against all actions, proceedings, claims demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by CNE or which it may sustain, pay or incur by reason of any matter or thing arising out of or in any way attributable to the gross negligence or wilful or wanton misconduct of Canadian Superior in respect of operations carried on by Canadian

Superior, its servants, agents, employees, independent contractors, licencees or other workers or representatives of any kind in respect of the Mariner Test Well and/or any Option Well.

(c)                                  Notwithstanding Sections 11.1 (a) and (b), at such time, if any, that CNE earns the Mariner Farmout Interest or the Marauder Farmout Interest or the Marconi Farmout Interest, as applicable, the wells and all other operations conducted on the Mariner Lands or the Option Lands, as applicable shall be operated under and governed by the Operating Agreement including the liability and indemnification provisions thereof. If CNE earns the Marauder Farmout Interest and/or the Marconi Farmout Interest in addition to the Mariner Farmout Interest, the Operating Agreement shall apply separately and independently to each of the Mariner Lands and the Option Lands and shall be deemed to constitute a separate and independent agreement between the Parties in respect of each such parcel of lands.

ARTICLE 12
COVENANTS

12.1                                                                        Covenants

The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1                                                                        Amendments

All amendments to this Agreement shall be made in a written instrument signed by both Parties.

13.2                                                                        Waiver in Writing

No waiver of any provision, or the breach of any provision, of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver. Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

13.3                                                                        Delay Not Waiver

The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

13.4                                                                        Acceptance of Payment Not Waiver

Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

13.5                                                                        Primacy of Farmout Agreement

In the event of a conflict between the provisions of this Agreement and the Operating Agreement, the provisions of this Agreement shall prevail.

13.6                                                                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

13.7                                                                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

13.8                                                                        Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withhold.

13.9                                                                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.10                                                                 Counterpart Execution

This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement.

13.11                                                                 Delivery

A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Article 10, and any copy so delivered shall be deemed an original for all purposes. A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability of this Agreement against that Party.

13.12                                                                 Severability

The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

13.13                                                                 Limitation of Actions

The Parties hereby acknowledge and agree that the limitation period of two (2) years provided in Section 3(l) of the Limitations Act, S.A. 1996, c. L-15.l, as amended (the “Limitations Act”), for any claim (as such term is defined in the Limitations Act) arising in connection with this Agreement shall be extended by an additional four (4) years in accordance with this Agreement and with Section 7 of the Limitations Act.

13.14                                                                 Press Releases

Each Party agrees not to make any public announcement concerning this Agreement or any of the matters contemplated herein, except as may be required by law, without the consent of the other Party regarding the proposed announcement, which consent shall not be unreasonably withheld.

Please indicate your agreement to the foregoing by signing and dating both copies of this letter in the space provided below and returning one copy to the undersigned.

12.15                                                                 Authority

Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to take such further steps as are required to give effect to the provisions hereof.

Sincerely,

CANADIAN SUPERIOR ENERGY INC.

By:	/s/ Michael E. Coolen	/s/ T.J. Harp Dir.
	Michael E. Coolen, Director	T.J. Harp

AGREED AND ACCEPTED this 30 day of December, 2005

CHALLENGER ENERGY CORP.,

By:	/s/ Neil MacKenzie
President

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